                                  PRESENTATION
                                     TO THE
                              BOARD OF DIRECTORS OF
                     KING POWER INTERNATIONAL GROUP CO. LTD


                               [KING POWER LOGO]


                             IN CONNECTION WITH THE
                            VALUATION OF ITS BUSINESS


                                  [CLSA LOGO]


                                20 SEPTEMBER 2001

================================================================================

[CLSA LOGO]       CONTENTS                                     [KING POWER LOGO]

================================================================================


                                                                     PAGE NO.

         I.       INTRODUCTION                                          3
         II.      THE PROPOSED TRANSACTION                              5
         III.     THE ROLE OF CLSA                                     10
         IV.      VALUATION OF THE BUSINESS OF THE KING POWER GROUP    14
         V.       DCF VALUATION                                        18
         VI.      BENCHMARKING TO INDUSTRY COMPARABLES                 44
         VII.     HISTORIC SHARE PRICE TRADING ANALYSIS                54
         V.       CONCLUSIONS                                          59

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================



                                 I. INTRODUCTION

================================================================================

[CLSA LOGO]       INTRODUCTION                                 [KING POWER LOGO]

================================================================================


         - CLSA Equity Capital Markets Limited ("CLSA") is the sole financial adviser to King Power International Group Co. Ltd ("King Power" or the "Company") in connection with the proposed acquisition of the business of the Company and its subsidiaries (together the "King Power Group") by King Power's controlling shareholders (the "Transaction")

         - In its capacity as financial adviser, CLSA has been engaged to provide two valuation reports on the business of the King Power Group

         - The first (preliminary) valuation report was based on industry comparables and was delivered by CLSA to the Company on 12 March 2001

         - The second (final) valuation report will be based upon a detailed discounted cash flow ("DCF") model and will be delivered in the form of a letter to the Board of Directors of King Power

         - Prior to the delivery of its second valuation report, CLSA is delighted to make this presentation to the Board of Directors of King Power on the valuation of the business of the King Power Group

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================



                          II. THE PROPOSED TRANSACTION

================================================================================

[CLSA LOGO]       TRADING PERFORMANCE OF KING POWER SHARES     [KING POWER LOGO]

================================================================================


         - Since the onset of the Asian economic crisis in late 1997, the price at which the common shares of US$0.001 each in the capital of King Power ("Shares") have traded on the American Stock Exchange (AMEX) has slumped from over US$16 per Share to under US$1 per Share.


         TRADING PERFORMANCE OF KING POWER SHARES ON AMEX SINCE LISTING


                                    [GRAPH]

================================================================================

[CLSA LOGO]       TRADING PERFORMANCE OF KING POWER SHARES     [KING POWER LOGO]

================================================================================


         - Over the same period, the trading volume of King Power Shares has been low and the Shares have lacked liquidity


           TRADING VOLUME OF KING POWER SHARES ON AMEX SINCE LISTING


                                    [GRAPH]

================================================================================

[CLSA LOGO]       OVERVIEW OF THE PROPOSED TRANSACTION         [KING POWER LOGO]

================================================================================


                     KING POWER INTERNATIONAL GROUP CO. LTD


                                    [GRAPH]

================================================================================

[CLSA LOGO]       PROPOSED TRANSACTION STEPS                   [KING POWER LOGO]

================================================================================


         - The majority shareholders, who currently own approximately 88.6% of the Company's Shares, will inject their entire beneficially owned shareholding in King Power into Newco

         - King Power will then merge with and into Newco, and Newco will be the surviving entity after the merger - the Plan of Merger provides that the Shares of King Power, including the minority shareholding interests, will be cancelled after the merger

         - After the merger, the majority shareholders will, through Newco, own 100% of the assets and liabilities previously owned by King Power

         - The minority shareholders, who currently own approximately 11.4% of the Company's Shares, will be entitled to receive cash for each King Power Share owned prior to the merger, such cash consideration to be funded by Newco through loans to one or more of the controlling shareholders

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================


                              III. THE ROLE OF CLSA

================================================================================

[CLSA LOGO]       THE ROLE OF CLSA                             [KING POWER LOGO]

================================================================================


         - CLSA has been appointed as the sole financial advisor to King Power in connection with the proposed Transaction to advise King Power on the valuation of the business of the King Power Group

         - On 12 March 2001, CLSA delivered to the Company a preliminary valuation report on the business of the King Power Group, based on industry comparables

         - On the basis of CLSA's preliminary valuation report, the Company decided to proceed to the next phase of the proposed Transaction and instructed CLSA to prepare a formal valuation of the business of the King Power Group, based on a DCF model, benchmarked against industry comparables

         - The formal valuation prepared by CLSA will take the form of a letter ("Fairness Opinion") which will be included in a proxy statement to be filed with the Securities and Exchange Commission ("SEC") and sent to the shareholders of the Company

================================================================================

[CLSA LOGO]       INFORMATION REVIEWED BY CLSA                 [KING POWER LOGO]

================================================================================


         - In conducting its valuation, CLSA reviewed and considered such information on the King Power Group as it deemed necessary or appropriate, including:

                  - certain business and financial information relating to the King Power Group, as provided by the Company, including the financial condition and results of operations of King Powers' subsidiaries and their historical financial performance

                  - certain financial projections relating to the King Power Group prepared by the management of King Power

                  - certain public filings made by King Power with the SEC

                  - (to the extent publicly available) certain market data and historical performance for King Power Shares

                  - certain representations made by King Power's management

                  - advice of external parties, including tax and legal advisers

================================================================================

[CLSA LOGO]       BASIS OF CLSA'S VALUATION REPORT             [KING POWER LOGO]

================================================================================


         - In its review and analysis and in formulating its valuation report, CLSA has assumed and relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources and/or that was provided to CLSA by the Company or its representatives and/or that was otherwise received by CLSA

         - With respect to the financial projections supplied by the Company, CLSA has relied that they were prepared in good faith and on the basis reflecting the best currently available judgments and estimates of the management of the Company as to the future operating and financial performance of the King Power Group

         - CLSA has not attempted to independently verify any such information received, nor has it conducted any physical inspection of the facilities of any member of the King Power Group or assumed any responsibility for making an independent evaluation of any assets or liabilities of any member of the King Power Group

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================


                      IV. VALUATION OF THE BUSINESS OF THE
                                KING POWER GROUP

================================================================================

[CLSA LOGO]       IMPORTANT NOTICE                             [KING POWER LOGO]

================================================================================


         CLSA's valuation of the business of the King Power group is necessarily based on market, economic, financial and other conditions as they existed and could be evaluated on, and on the information publicly available as of the date of CLSA's report.

         It should be understood that, although subsequent developments may affect the valuation, CLSA does not have any obligation to update, revise or reaffirm its valuation report.

         CLSA's valuation report is intended solely for the benefit and use of the Company (including the management and directors of the Company) in considering the proposed Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction.

================================================================================

[CLSA LOGO]       KING POWER GROUP OWNERSHIP STRUCTURE         [KING POWER LOGO]

================================================================================


                                    [CHART]

================================================================================

[CLSA LOGO]       CLSA'S VALUATION APPROACH                    [KING POWER LOGO]

================================================================================


         - CLSA has focused on a mix of three techniques in valuing the business of the King Power Group:

                  - DISCOUNTED CASH FLOW (DCF): Absolute technique using forecasts of the Company's key operating income drivers to determine its free cash flows, adjusting with the net monetary debt service cost and discounting these free cash flows by a market determined discount rate. In addition, CLSA has sensitised the "Base Case" DCF valuation to derive "Worst Case" and "Best Case" scenarios

                  - BENCHMARKING TO INDUSTRY COMPARABLES: Relative technique by comparing and benchmarking the Company against its peers using financial metrics determined from traded securities and reported accounting numbers. CLSA has employed various pricing ratio techniques to reduce the discrepancies of financial structures and accounting rules

                  - HISTORICAL TRADED PRICE ANALYSIS: Analysis of the historic traded price of the Company's Shares over a specified period to determine investor expectations on the Company's current and future performance

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================


                                V. DCF VALUATION

================================================================================

[CLSA LOGO]       DCF VALUATION                                [KING POWER LOGO]

================================================================================


         - The DCF analysis of the King Power Group was based upon certain financial and operational forecasts as prepared by the management of King Power, Airport Authority of Thailand ("AAT") statistics, other publicly available information and CLSA in-house views


         - CLSA has performed due diligence on certain financial and operational forecasts and has met with management to discuss such information


         - In order to arrive at a DCF valuation of the business of the King Power Group, CLSA has prepared DCF valuations for the following companies:

                  -        King Power Duty Free Co., Ltd ("KPD")

                  -        King Power Tax Free Co., Ltd ("KPT")

                  - King Power International Group (Thailand) Co., Ltd ("KPG Thailand")

                  -        King Power International Group (US) Co., Ltd ("King
                           Power")

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


         ASSUMPTIONS RELATING TO KPD & KPT

         1.1 The Company's projections ignore the new international airport (Swanapoom) in its projections. If we are to assume that the new airport is being ignored, then the following is implied:

                  -   no higher traffic as a result of the new airport

                  -   no cost increases as a result of relocation

                  -   the airport will have the same area capacity

         1.2 In accordance with GAAP regulations, CLSA has accepted the depreciation methodology for property, plant & equipment

         1.3 The following interest rates have been applied to interest revenue going forward:

                      - Saving            : 0.5 % p.a. at current interest rate
                      - Fixed deposit     : 2% p.a. at current interest rate
                      - Related company   : 2% p.a. at current interest rate


         1.4 The following interest rates have been applied to interest expense going forward:

                      - O/D: 9%, based on the average MOR of Thai banks and foreign bank branches in Thailand + 1% for 2001. For 2002 - 2010, the MOR applied is 8.0%.

                      -   Short term loan: 6.8% (2001), 6.5% 2002-2010, based
                          on the average Marginal Lending Rate (MLR) of Thai banks and foreign bank branches, coupled with our regional economic view based on current exchange rates

                      - Long term loan: 8.0%, current long-term loan interest rate

                      - Trust receipt: 9.5% at current interest rate, which is based on either SIBOR + 3.5%, or MOR + 1.5%.

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


         ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

         1.5      Exchange rate policy

         -        CLSA has made no amendments to the exchange rate policy:

                  - All purchases are made in Thai Baht in order to prevent uncertainty in exchange rate movements

                  - Revenue that is derived in foreign currency is converted immediately to Thai Baht

                  - Exchange rate at selling points is 1.5% lower than the bank exchange rate, based on the assumption that approximately 15% of revenues are derived in foreign currencies

         - The Income Statement, Balance Sheet and schedules that support the DCF valuation are all expressed in Thai Baht. The Enterprise DCF value is then converted at 49.5 Baht/USD exchange rate, based on the CLSA average exchange rate projected for 2001year end

         1.6      Capital Expenditure (CAPEX)

         - Further to management discussions on 13 & 26 June 2001, the following are the Capex assumptions as a proportion of gross revenues for KPD:

       2001         2002   2003     2004    2005     2006     2007     2008     2009    2010
       2.8           1.5    1.5      1.5     1.5      1.5      1.5      1.5      1.5     1.5

         -        CLSA has also amended KPT's assumptions relating to Capex:

         - 2001 to 2010: CLSA has applied a static Capex rate of 1.5% of gross revenues

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)


         1.7      Working Capital Assumption

         - For the purposes of the DCF, CLSA has calculated the working capital movement for the projection period, based on the Balance Sheet as it currently stands. CLSA has adopted the assumption that working capital includes the following:

                           -  inventories
                           -  current payables & receivables
                           -  trade receivables from related companies
                           -  prepaid expenses
                           -  management fees payable to related companies
                           -  accrued concession fees
                           -  accrued expenses

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

----------------------------------------------------------------------------------------------------------------------------------
     DESCRIPTION/FACTORS                            KPD                                                KPT
----------------------------------------------------------------------------------------------------------------------------------
1.8  REVENUE GROWTH RATES               2001: 11%         2006: 4%                      2001: 6%          2006: 4%
                                        2002: 38%         2007: 4%                      2002: 2%          2007: 4%
                                        2003: 2%          2008: 4%                      2003: 3%          2008: 4%
                                        2004: 3%          2009: 5%                      2004: 3%          2009: 5%
                                        2005: 3%          2010: 5%                      2005: 3%          2010: 5%
----------------------------------------------------------------------------------------------------------------------------------
1.9  DISCOUNTS APPLIED                  Moving average of prior year discounts:         5.5% of gross sales from 2001-2010
                                        static 11.33% of gross sales from 2001
                                        - 2010
----------------------------------------------------------------------------------------------------------------------------------
1.10 COST OF SALES                      Assumed a static cost of sales margin           Assumed a static cost of sales margin of
                                        of 46.16%, from  2001-2010 based  on            40%, from 2001-2010 based on 2001H1, and
                                        2001H1, and consistent with historical          consistent with historical results and
                                        results and comparable companies                comparable companies
----------------------------------------------------------------------------------------------------------------------------------
1.11 FREIGHT, SHIPPING & INSURANCE      Fees equate to 0.73% of sales from              No fee charges based on the assumption
                                        2001-2010                                       that merchandise is acquired domestically
----------------------------------------------------------------------------------------------------------------------------------

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)


----------------------------------------------------------------------------------------------------------------------------------
      DESCRIPTION/FACTORS                               KPD                                            KPT
----------------------------------------------------------------------------------------------------------------------------------
1.12   CONCESSION FEES TO GROSS         2001: 15%                  2006: 17.0%          2001: 30.6%           2006: 32.0%
REVENUES                                2002: 16.5%                2007: 17.1%          2002: 31.7%           2007: 32.0%
                                        2003: 16.6%                2008: 17.1%          2003: 31.0%           2008: 32.0%
                                        2004: 16.7%                2009: 17.1%          2004: 31.0%           2009: 32.0%
                                        2005: 17.0%                2010: 17.1%          2005: 32.0%           2010: 32.0%
----------------------------------------------------------------------------------------------------------------------------------
1.13   SELLING, GENERAL & ADMIN         CLSA has applied KPD's assumptions              CLSA has applied KPT's assumptions
EXPENSES ("SG&A")                       relating to SG&A, with the exception to         relating to SG&A, with the exception to
                                        the following macro-adjustments:                the following macro-adjustments:

                                        Historically, SG&A margins                      Historically, SG&A margins
                                        (ex-depreciation) have ranged between           (ex-depreciation) have ranged between
                                        18.0% and 27.4%. Projecting forward, KPD        23.0% and 31%. Projecting forward, KPT
                                        has applied aggressive margins and              has applied aggressive margins and
                                        further to management discussions on 13         further to management discussions on 13
                                        & 26 June 2001, CLSA has applied a SG&A         & 26 June 2001, CLSA has applied a SG&A
                                        range between 18.9% to 19.8% for the            range between 22.6% to 27.9% for the
                                        projection period                               projection period
----------------------------------------------------------------------------------------------------------------------------------

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

1.14     The following assumptions relate to the Balance Sheet of KPD:

         - trade accounts receivable is 0.25% of gross revenues, which is comparable to historic results

         - trade accounts receivable from related parties is stable during the projection period

         - the lead-time for refundable VAT is 4-months, according to the Thailand Revenue Department's refund rate policy

         - no payment of loans from related parties during the projection period

         -        inventory turnover is approximately 120 days

         - no payment of interest receivable to related companies is made during the projection period

         - trust receipt is 3.5 months, which is consistent with historic results

         - trade accounts payable is approximately 60 days, which is comparable with historic results

         -        no payment of management fee during the projection period

         -        no payment of loan from directors during the projection period

         - the long-term loan is paid according to the installment plan, with the assumption that no further loan facilities will be required

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)

1.15     The following assumptions relate to the Balance Sheet of KPT:

         - trade accounts receivable is 0.25% of net revenues, which is consistent with historic results

         - trade accounts receivable from related parties is stable during the projection period

         - no receipt of management fee receivable during the projection period

         - refundable VAT is 4-months, which is consistent with the Thailand Revenue Department's refund rate

         - loan from related parties is not reduced during the projection period

         -        inventory turnover equates to approximately 5 months

         - no reduction in the trade accounts payable to related parties during the projection period

         - no reduction of loan from related parties during the projection period

         - the Company does not propose to pay a dividend during the projection period

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


ASSUMPTIONS RELATING TO KPD & KPT (CONT'D)


1.16 As a result of the advice from Smith, Gray, Boyer & Daniel (US Taxation Accountants), CLSA has applied the Thai corporate tax rate of 30% to the pre-tax income of KPD (all other entities are loss-making entities going forward). The following is an extract from the US Taxation Accountants determination:

         "KPG(US) does not pay any US income tax on the earnings of its foreign subsidiaries unless the earnings of those subsidiaries are paid to KPG(US) in the form of actual or deemed dividends or other forms of income (such as management fees). KPG(US) has not historically provided, and has not been required to provide, for any US income tax on these subsidiary earnings because management has not intended to pay and, in fact, has not paid any dividends in excess of actual expenses (other than the unfortunate situation with the inter-company advances in 1998 which created some deemed dividends).

         The only tax provision on the earnings of the subsidiaries that has been made in the consolidated financial statements has been for Thai income tax. KPG(US) has a net operating loss carrying forward at the current time.

         If equity in earnings are going to be paid to KPG(US) in the form of dividends, then US taxes will have to be provided. If not then only to the extent that dividends are actually declared and paid will any tax be due. KPG(US) net income after expenses would be subject to a net 2% Alternative Minimum Tax. This should be the maximum effective tax rate applicable in the US, assuming that all income is generated in Thailand and subject to both the 30% Thai tax on the subsidiary earnings and to the 10% dividend tax on dividends paid to KPG(US)."

         Source: Smith, Gray & Daniel, 26 June 2001

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


ASSUMPTIONS RELATING TO KPG THAILAND


2.0 KPG Thailand is an unlisted Thai corporate, which in essence, is dormant. Based on our due diligence, we have confirmed that there is no income in this entity, nor has any income been projected over the 10-year period. However, we note that historically there has been some immaterial travelling expenses allocated to this company

         In establishing a base case valuation, CLSA has treated KPG Thailand as a separate entity, and as such, built a separate discounted cash flow model


ASSUMPTIONS RELATING TO KING POWER


3.0 King Power is the US listed holding Company. Based on our due diligence, we have confirmed that this entity derives income in the form of "earnings in equity". All net income, after minority interests, is distributed to this entity (an accounting distribution)

         In establishing a base case valuation, CLSA has treated King Power as a separate entity, and as such, built a separate discounted cash flow model. We note that an adjustment to the earnings in equity has been made in the DCF, as the net income has already been recognised in the subsidiaries

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES


4.0      DIVIDENDS

         King Power advised CLSA on 3 July 2001, that a dividend was proposed, payable from KPD to the shareholders (AAT [5%], Outsiders [0.00025%] and King Power [94.99975%])

         A directors meeting was convened on 20 July 2001 to vote and pass the resolution to authorise the proposed dividend

         On 2 August 2001, the Board of Directors of KPD approved to pay a dividend 80 million Baht by paying a cash dividend to AAT of 4.0 million Baht, and the balance payable to King Power and Outsiders. The 76 million Baht is due and payable, however the Company advised that this dividend will not be paid during the projection period


5.0      DISCOUNT RATE (WEIGHTED-AVERAGE COST OF CAPITAL)

         CLSA has determined a weighted-average cost of capital (WACC). The concept underlying the WACC is that it represents the minimum required rate of return on assets which services both the debt and equity holders, or provides them with their required rate of return


                        THE WACC IS DERIVED AS FOLLOWS:

                                    KE (E/V) + (1 - TC) (D/V) KD

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)

5.1      THE COST OF EQUITY CAPITAL (KE)

- CLSA has adopted a Capital Asset Pricing Model (CAPM) for the purposes of calculating the Ke. The CAPM establishes the cost of equity capital in a stock market context, as the expected rate of return for a particular stock market security. The model states that the expected return on a security is equivalent to the risk free rate plus a premium for this relative risk which is measured as beta ((beta))


                  THE COST OF EQUITY CAPITAL IS CALCULATED AS FOLLOWS:

                                     KE = RF + BETA (RM - RF)

- In theory, the application of the CAPM is only applicable should the market be an efficient market. An efficient market for securities exists when market prices reflect all available public information about the economy, the financial markets, specific industries and specific companies. If the market is efficient, the market should adjust quickly to any new information. As a result, security prices fluctuate randomly around their intrinsic value

- As such, we believe that the CAPM is not relevant, as the Thai market is not an efficient market. Therefore, using a Thai risk free rate will be inaccurate for the purposes of calculating the cost of equity. We suggest that the risk free rate would closely correlate with the risk-free rate of an equivalent US Treasury bond, plus an adjustment for interest and exchange rate parity (Thai bond spread)

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)

RF = RISK FREE RATE ON US 10-YEAR TREASURY BONDS PLUS A YIELD SPREAD BETWEEN US
     & THAI TREASURY BONDS

The appropriate bond yield and spread are as follows:

US Treasury Bonds                   : 5.10%
Thai bond spread over US bond       : 1.45%
                                      ----
RISK FREE RATE (RF)                   6.55%
                                      ----

(RM - RF) = THE COUNTRY MARKET PREMIUM

Based on CLSA Thailand Country Cost of Equity, the country market premium equates to the Country Cost of Equity less Rf:

CLSA Thailand Country Cost of Equity        : 14.00%
Less: Risk Free Rate (Rf)                   :  6.55%
                                              -----
COUNTRY MARKET PREMIUM                      :  7.45%
                                              -----

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


BETA ((BETA))

For the purposes of the Base Case DCF, beta is calculated as the observed beta of comparable companies = 0.91

           COMPANY                                     OBSERVED BETA
           PT Sona Topas Tourism Industry                   1.19

           MISR Duty Free                                   0.00

           Bahrain Duty Free Complex                        0.00

           Siam Makro Public Co. Limited                    0.67

           Courts (Singapore) Limited                       0.84

           Beijing Capital International Airport            0.68

           Malaysia Airports Holdings Berhad                0.93

           Brandselite International Corporation            0.78

           Sriwani Holdings                                 1.31
           ----------------------------------------------------------
           AVERAGE BETA OF COMPARABLES                      0.91
           ----------------------------------------------------------


           COST OF EQUITY CAPITAL (KE)         =   RF + BETA (RM - RF)

                                               =   6.55% + 0.91 (7.45%)

                                               =   13.33%

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)


5.2      THE COST OF DEBT (KD)

         Kd will be equal to the implied interest rate (post-tax). The implied interest rate is calculated from the implied interest expense against debt. The implied interest expense is essentially the debt multiplied by the risk free rate plus a debt premium. The debt premium is estimated by reference to the implied EBITDA interest cover to an appropriate bond rating from which an appropriate spread can be determined. To determine the spread above/below Thai sovereign debt for King Power debt, we used the Standard & Poor's rating as it relates to implied interest cover.


INTEREST COVER, BOND RATING AND SPREAD


             Interest cover     EBITDA Interest cover     Bond rating         Spread
                 >, =                   9.65                  AAA              0.14%

                 >, =                   6.85                   AA              0.25%

                 >, =                   5.65                   A+              0.43%

                 >, =                   4.49                   A               0.71%

                 >, =                   3.29                   A-              1.18%

                 >, =                   2.76                  BBB              1.87%

                 >, =                   2.18                   BB              2.82%

                 >, =                   1.87                   B+              4.07%

                 >, =                   1.57                   B               5.66%

                 >, =                   1.27                   B-              7.62%

                 >, =                   0.87                  CCC              9.93%

                 >, =                   0.67                   CC             12.60%

                 >, =                   0.25                   C              15.61%

                  <                     0.25                   D              18.90%



                                    [GRAPH]

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)

THE COST OF DEBT (KD)

         King Power's consolidated EBITDA as at 30 June 2001 was US$3,833,799, yielding an implied EBITDA interest cover of 6.29. This implies an S&P bond rating of between "AA" and "A+", with an implied spread of 0.33%

IMPLIED COST OF DEBT (KD) =  RISK FREE RATE + THE IMPLIED SPREAD
                          =  6.55% + 0.33%
                          =  6.88%

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)

5.3      WEIGHTED-AVERAGE COST OF CAPITAL ("WACC")

         Based on 30 June 2001 Audited Results for King Power, we have been able to identify the following key financials in calculating the WACC:

         TOTAL ASSETS                       : US$52.415 MILLION
         TOTAL LIABILITIES                  : US$34.259 MILLION

         In calculating the WACC, CLSA has adopted a Latest Practicable Date approach. As at 13 September, one week prior to the board meeting with the Board of Directors, the following key financials and factors are observed:

         TOTAL MONETARY DEBT                : US$17.815 MILLION
         TOTAL MONETARY ASSETS              : US$9.290 MILLION
         NET MONETARY DEBT                  : US$8.525 MILLION

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)

WEIGHTED-AVERAGE COST OF CAPITAL ("WACC") CONT'D

         Firm Value (V):   is represented by Net Monetary Debt
                           + Market Capitalisation*

                           *Market Capitalisation is based on the 60 market day average share price prior to the

                           Latest Practicable Date = US$1.67

                           = US$8.525 million + (US$1.67 x 20.25 million Common Shares Outstanding)

                           =  US$42.3425 million

         (E/V):            Market Capitalisation / Firm Value
                           =  US$33.8175 / US$42.3425  = 0.798665643

         (D/V):            Net Monetary Debt / Firm Value
                           =  US$8.525 / US$42.3425    = 0.201334357

         WACC:             (13.33% x 0.798665643 ) + (1 - 0.30) (0.201334357)
                           x 6.88%

                                WACC = 11.615 %

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)

6.0      TERMINAL VALUE

         A business may continue for a finite period (e.g. A mining business) or it may continue indefinitely. Where a business continues indefinitely, it is appropriate to apply a terminal value that accrues after the end of the forecast period.

         To calculate the terminal value, CLSA has adopted the `perpetuity' method, in so far as it recognises future potential growth beyond the forecast period. For the purposes of the DCF valuation, the formula applied is as follows:

                  TERMINAL VALUE:

                      CASH FLOW IN YEAR 10
                  ---------------------------
                  DISCOUNT RATE - GROWTH RATE    X    DISCOUNT FACTOR IN YEAR 10

         This formula is based on the assumption that the King Power Group will continue to grow beyond the forecast period. The growth rate used is equivalent to the estimated GDP growth rate of the domestic Thai economy, as projected by CLSA at the Latest Practicable Date for 2001F.

         CLSA has applied the following growth assumptions going forward:

         -        KPD: 2.1%, based on the projected GDP growth rate

         - KPT: 2.1% based on the premise that the entity is maintained for competitive reasons

         CLSA has not applied a terminal value to the King Power Thailand and King Power, based on the grounds that these entities are dormant entities and will continue to be dormant beyond the projection period

================================================================================

[CLSA LOGO]       DCF VALUATION ASSUMPTIONS                    [KING POWER LOGO]

================================================================================


OTHER DCF VALUATION ISSUES (CONT'D)


6.0      BUSINESS UNCERTAINTIES

         CLSA received a representation from management on 4 July 2001, relating to the operational risks facing King Power. More specifically, these risks include:

         - the loss of revenue due to the completion of the New Bangkok International Airport (Swanapoom)

         - the possible loss/reduction in concession licence agreements to KPD

         In summary, management of King Power issued the following representation:

         -        the new airport will definitely be built

         - the construction of the new airport should be completed and opened by no later than the end of April 2004

         - the duty free business in the new airport will be granted to various concessionaires

         - it is likely that KPD will face strong competition with both local and foreign operators in the duty free business

================================================================================

[CLSA LOGO]       SENSITIVITY ANALYSIS - BASE CASE             [KING POWER LOGO]

================================================================================


                                  Assumptions

- 10-year cash flow has been prepared on the basis that the business will continue to operate as a going concern over the projection period, and that the concessions will be renewed as they have been in the past

- there has been no reflection of the new airport or inherent uncertainty of the concession agreements

- the WACC applied to discount the future free net cash flows is static throughout the projection period

- the beta applied in calculating the cost of equity capital is also static, based on the average of comparable emerging market companies

================================================================================

[CLSA LOGO]       SENSITIVITY ANALYSIS - WORST CASE            [KING POWER LOGO]

================================================================================


                                  Assumptions

- 10-year cash flow has been prepared on the basis that the business will continue to operate as a going concern over the projection period, and that the concessions will be renewed as they have been in the past

- to reflect the incumbent new airport and the inherent uncertainty over the KPD concession licences, the discount rate has been adjusted to incorporate the relative risk that the group may face. Therefore, the WACC is adjusted from 2005 - 2010. The beta is amended from 0.91 to 1.03, to reflect the risk of a potential downturn in the future business performance

- CLSA has reviewed the impact of a change of airport in emerging markets. The applied beta of 1.03 reflects the increased risk, as being the highest beta of comparable companies

- the enterprise value of KPT, King Power and King Power Thailand have remained the same as the base case enterprise valuation, on the grounds that a new airport will affect KPD and its concession licences, whereas the other entities are independent of the new airport. Furthermore, in particular, KPT is a loss making entity during the projection period

================================================================================

[CLSA LOGO]       SENSITIVITY ANALYSIS - BASE CASE             [KING POWER LOGO]

================================================================================


                                 Assumptions

- 10-year cash flow has been prepared on the basis that the business will continue to operate as a going concern over the projection period, and that the concessions will be renewed as they have been in the past

- to reflect the opening of the new airport, and to assume that King Power will still operate in its capacity as a premier duty free operator in Thailand, and will benefit from the opening and operation of the new airport, the beta is amended to reflect the average observed market beta (0.79) since the Company was listed on the AMEX

================================================================================

[CLSA LOGO]       ATTRIBUTABLE EQUITY VALUATION RANGE          [KING POWER LOGO]

================================================================================

        ENTITY RELATED                                       WORST CASE       BASE CASE          BESTCASE
          INFORMATION                                           USD              USD                USD
---------------------------------------------------------------------------------------------------------
DCF Enterprise Value -  KPD                                  59,335,172       63,581,743       69,974,898
Less:  Net Monetary Debt                                     (8,992,894)      (8,992,894)      (8,992,894)
                                                           ----------------------------------------------
DCF Equity Value - KPD                                       50,342,279       54,588,849       60,982,005
                                                           ----------------------------------------------
EQUITY VALUE ATTRIBUTABLE TO KPD                             47,825,039       51,859,270       57,932,752
                                                           ----------------------------------------------
DCF Enterprise Value - KPT                                  (19,260,387)     (19,260,387)     (23,687,555)
Add:  Net Monetary Assets                                       467,573          467,573          467,573
                                                           ----------------------------------------------
DCF Equity Value - KPT                                      (18,792,814)     (18,792,814)     (23,219,982)
                                                           ----------------------------------------------
EQUITY VALUE ATTRIBUTABLE TO KPT                            (18,792,438)     (18,792,438)     (23,219,517)
                                                           ----------------------------------------------
EQUITY VALUE TO KING POWER                                   (1,981,507)      (1,981,507)      (2,243,662)
                                                           ----------------------------------------------
DCF Equity Value - King Power Thailand                          (24,063)         (24,063          (26,091)
                                                           ----------------------------------------------
EQUITY VALUE ATTRIBUTABLE TO KING POWER THAILAND                (24,046)         (24,046          (26,073)
                                                           ----------------------------------------------
TOTAL ATTRIBUTABLE EQUITY VALUE                              27,027,048       31,061,280       32,443,500
-----------------------------------------------------------==============================================
ATTRIBUTABLE EQUITY VALUATION PER SHARE                           1.335            1.534            1.602
                                                           ----------------------------------------------
ATTRIBUTABLE EQUITY VALUATION PER SHARE (MEDIAN)                                                   1.4685

ATTRIBUTABLE EQUITY VALUATION PER SHARE (MEAN)                                                     1.4903
---------------------------------------------------------------------------------------------------------

We note that the Attributable Equity Value represents the Equity Value after making the necessary adjustments for King Power's ownership interest

================================================================================

[CLSA LOGO]       CAVEAT                                       [KING POWER LOGO]

================================================================================


         - The DCF valuation may not reflect the value ascribed to a company by financial markets because market participants often have no control over the management of a company, nor do they necessarily have complete information about the company and its prospects

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================


                    VI. BENCHMARKING TO INDUSTRY COMPARABLES

================================================================================

[CLSA LOGO]       BENCHMARKING KING POWER                      [KING POWER LOGO]
                  TO INDUSTRY COMPARABLES
================================================================================


         - For the purposes of benchmarking King Power to industry comparables and to arrive at an approximate relative valuation for the business of the King Power Group, we have reviewed the market valuations of companies in the following industry sectors:

                           - Companies operating within the Duty Free/Tax Free domain in Asia, Other Emerging Markets, USA, UK and Canada

                           -        Global Retail Conglomerates

                           -        Emerging Market Retailers

         - The factors that CLSA considered in selecting companies for comparison included the trading markets of such companies' securities, size, geographic location, financial condition and scope of business and operation

================================================================================

[CLSA LOGO]       BENCHMARKING KING POWER                      [KING POWER LOGO]
                  TO INDUSTRY COMPARABLES
================================================================================


         - For the purpose of comparison only, we considered various measures based on publicly available data and the listed companies' most recently published financial information including:

                           -        price to net income ratio ("P/NI")

                           - price to earnings before interest and tax ratio ("P/EBIT")

                           - price to earnings before interest, tax, depreciation and amortisation ratio ("P/EBITDA")

                           -        price to book value ("P/BV")

                  -        enterprise value to EBITDA ("EV/EBITDA")

         - Upon review of the comparable companies, we note that there is no direct comparable to King Power because of differences such as size, scope of business undertaken and other factors, and as such there is a limit to the meaningfulness of any comparison

================================================================================

[CLSA LOGO]       BENCHMARKING KING POWER                      [KING POWER LOGO]
                  TO INDUSTRY COMPARABLES
================================================================================


         - CLSA has reviewed five companies in light of them being within the similar industry

         1)       PT Sona Topas Tourism Industry Tbk

                  - Through its subsidiaries, the company operates duty-free stores throughout Indonesia

         2)       MISR Duty Free Shops Company

                  - Operates duty-free shops and has a monopoly on selling duty-free in Egypt

         3)       Bahrain Duty Free Complex

                  - Is the sole holder of an agreement with the Bahrain Government to trade duty-free

         4)       Siam Makro Public Company Limited

                  - Operates cash and carry and discount stores in Thailand

         5)       Courts (Singapore) Ltd

                  - Retails electronic appliances and household furnishings in Singapore

================================================================================

[CLSA LOGO]     COMPARABLE HISTORICAL FINANCIALS & RATIOS      [KING POWER LOGO]

================================================================================


US$ MILLION***

   COMPANY      NI - FY00   P/NIx    EBITDA FY00    P/EBITDA X    EBIT FY00   P/EBIT X
-------------   ---------   -----    -----------    ----------    ---------   --------
1. Sona Topas      0.3       46.3        6.5           2.1           5.2         2.7
2. MISR            3.8        3.2        2.0           4.3           1.2         7.1
3. Bahrain         3.8        8.5        4.2           6.3           3.7         7.2
4. Makro          23.2        9.7       42.7           6.6          26.1        10.8
5. Courts          9.6        4.4       14.1           3.0          12.8         3.3

                   BV*               MARKET CAP.    ENTERPRISE
   COMPANY       FY2000     P/BVx     (13.09.01)      VALUE**     EV/EBITDA
-------------    ------     -----    -----------    ----------    ---------
1. Sona Topas     10.2       1.3        13.4           28.3          4.3
2. MISR           15.9       0.8        12.1            3.0          1.5
3. Bahrain        17.4       1.9        32.6           16.4          3.9
4. Makro         196.5       1.2       234.7          186.6          4.4
5. Courts         95.5       0.4        42.6           52.3          3.7

*        Book Value is the value of a company's fully depreciated Net Assets

** Enterprise Value is calculated as: [Market Capitalisation + Monetary Debt + Preferred Stock] Less Cash & Cash Equivalents

***      Exchange rates based on 13 Sept 2001

================================================================================

[CLSA LOGO]     COMPARABLE RANGES                              [KING POWER LOGO]

================================================================================


COMPARABLE HISTORICAL RATIO RANGES, AVERAGES & MEDIANS FOR ALL COMPANIES

         RATIO                      RANGE*         MEAN**     MEDIAN***
-------------------------         ----------      ----       ------
Price/Net Income x                3.2 - 46.3      14.4         8.5
Price/EBITDA x                    2.1 -  6.6       4.5         4.3
Price/EBIT x                      2.7 - 10.8       6.2         7.1
Price/Book Value x                0.4 -  1.9       1.1         1.2
Enterprise Value/EBITDA x         1.5 -  4.4       3.6         3.9

*        The overall range based on the comparables

**       The sum of the comparables comprised in the range, divided by 5

***      The median value of the comparables

COMPARABLE HISTORICAL RATIO RANGES, AVERAGES & MEDIANS, EXCLUDING SONA TOPAS

         RATIO                      RANGE*        MEAN**     MEDIAN***
-------------------------         ----------      ----       ------
Price/Net Income x                3.2 -  9.7       6.4         6.5
Price/EBITDA x                    3.0 -  6.6       5.0         5.3
Price/EBIT x                      3.3 - 10.8       7.1         7.1
Price/Book Value x                0.4 -  1.9       1.1         1.0
Enterprise Value/EBITDA x         1.5 -  4.4       3.4         3.8

*        The range based on the comparables excluding Sona Topas

**       The sum of the comparables excluding Sona Topas, divided by 4

***      The median value of the comparables excluding Sona Topas

================================================================================

[CLSA LOGO]    KING POWER GROUP SELECTED FY2000 FINANCIALS     [KING POWER LOGO]

================================================================================


US$ MILLION

       LINE ITEM             FY2000 RESULTS
-----------------------      --------------
Net Income                         6.49
EBITDA                            11.51
EBIT                              10.65
Book Value                        15.60
Monetary Debt                     13.63
Cash & Cash Equivalents            2.63

================================================================================

[CLSA LOGO]    VALUATION OF KING POWER BASED ON COMPARABLES    [KING POWER LOGO]

================================================================================


BASED ON ALL COMPARABLE COMPANIES

US$ MILLION

     VALUATION METHODOLOGY             BASED ON COMPARABLE RANGE    BASED ON COMPARABLE MEAN       BASED ON COMPARABLE MEDIAN
----------------------------------     -------------------------    ------------------------       --------------------------
Price/Net Income x                           20.4 - 300.2                     93.5                           55.4
Price/EBITDA x                               24.7 -  76.1                     51.3                           49.0
Price/EBIT x                                 28.6 - 115.1                     66.2                           75.9
Price/Book Value x                            7.0 -  29.3                     17.4                           18.6
Enterprise Value/EBITDA x (Note 1)            6.2 -  39.3                     29.9                           33.7


BASED ON ALL COMPARABLE COMPANIES, EXCLUDING SONA TOPAS

US$ MILLION

     VALUATION METHODOLOGY             BASED ON COMPARABLE RANGE    BASED ON COMPARABLE MEAN       BASED ON COMPARABLE MEDIAN
----------------------------------     -------------------------    ------------------------       --------------------------
Price/Net Income x                           20.4 -  62.6                     41.8                           42.1
Price/EBITDA x                               34.7 -  76.1                     58.0                           60.6
Price/EBIT x                                 35.4 - 115.1                     75.7                           76.1
Price/Book Value x                            7.0 -  29.3                     16.7                           15.2
Enterprise Value/EBITDA x (Note 1)            6.2 -  39.3                     27.7                           32.6

Note 1: Using the EBITDA figure and the comparable multiple we calculate the enterprise value. We then deduct the monetary debt and add back the cash and cash equivalents to reach the equity value

================================================================================

[CLSA LOGO]    OBSERVATIONS ON COMPARABLES                     [KING POWER LOGO]

================================================================================


         - Our equity valuation range methodology is based solely on historical numbers and ratios and not forecast numbers and ratios as forecast valuation multiples are not reliable and arbitrary in nature

         - We have presented a case excluding Sona Topas because of the distortion in the price to net income multiple as a result of exceptionally low earnings numbers in FY2000.

         - Furthermore, given the nature of business and the size of its balance sheet, we do not feel that using a price to book multiple is an appropriate valuation methodology

         - Further exclusion of the Price/EBIT multiple (due to the large range) results in the following equity valuation range (based on the comparable mean & median) for King Power:

                       US$ 27.7 million to US$60.6 million

         - This equity valuation range can also be interpreted as an equity valuation range per Share:

                     US$1.36 per Share to US$2.99 per Share

================================================================================

[CLSA LOGO]    CAVEAT                                          [KING POWER LOGO]

================================================================================


         Our analysis has resulted in a broad range equity valuation of the business of the King Power Group because this rudimentary benchmarking exercise has the following constraints:

                  -        lack of meaningful comparables

                  -        ignores the idiosyncratic risks of King Power

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================


                   VII. HISTORIC SHARE PRICE TRADING ANALYSIS

================================================================================

[CLSA LOGO]    HISTORIC SHARE PRICE TRADING ANALYSIS           [KING POWER LOGO]

================================================================================


         - CLSA reviewed the performance of the Shares, which are traded on the AMEX

         - Over the period 18 September 2000 to 18 September 2001, the price of King Power's Shares ranged from US$0.6875 to US$2.15 per share. The last traded share price prior to the Latest Practicable Date for King Power Shares was US$1.35 per share

                                    [GRAPH]

================================================================================

[CLSA LOGO]    HISTORIC SHARE PRICE TRADING ANALYSIS           [KING POWER LOGO]

================================================================================

HISTORIC SHARE PRICE TRADING ANALYSIS

         - Over the same period, the monthly volume represented approximately 0.24% of the total shares outstanding

                                    [GRAPH]

================================================================================

[CLSA LOGO]    HISTORIC SHARE PRICE TRADING ANALYSIS           [KING POWER LOGO]

================================================================================


         CLSA has reviewed the share traded price of King Power Shares over the following parameters:

                                                                    LAST SHARE       AVERAGE SHARE(1)
                                                                   TRADE PRICE      TRADE PRICE UP TO
                                                                   -----------      -----------------
         AT THE LATEST PRACTICABLE DATE*                                NA*                 NA*
         LAST SHARE TRADE BEFORE THE LATEST PRACTICABLE DATE          1.35                  NA*
         ONE-WEEK BEFORE THE LATEST PRACTICABLE DATE                  1.46                1.45
         ONE-MONTH BEFORE THE LATEST PRACTICABLE DATE                 1.84                1.52
         TWO-MONTHS BEFORE THE LATEST PRACTICABLE DATE                1.90                1.65
         SIX-MONTHS BEFORE THE LATEST PRACTICABLE DATE                1.08                1.43
         TWELVE-MONTHS BEFORE THE LATEST PRACTICABLE DATE             1.13                1.22

         (1) "Average Share Price Up" to includes the average of the share price traded within and including the parameters * We note that the last share trade date was 18 September 2001, and for the purposes of historic share trade analysis this date is recognised as the Latest Practicable Date

================================================================================

[CLSA LOGO]    CAVEAT                                          [KING POWER LOGO]

================================================================================


         - Although the share trading performance will be of particular interest to the minority shareholders, it must be emphasised that the financial markets do not always accurately reflect the true value of a company

================================================================================

[CLSA LOGO]                                                    [KING POWER LOGO]

================================================================================


                                VIII. CONCLUSIONS

================================================================================

[CLSA LOGO]    VALUATION OF THE KING POWER GROUP               [KING POWER LOGO]

================================================================================


         Based on the three valuation methodologies employed, the resultant equity valuation range is as follows:

                  1. EQUITY DCF VALUATION ATTRIBUTABLE         US$1.335 - US$1.602

                  2. COMPARABLE BENCHMARKING                   US$1.36  - US$2.99

                  3. HISTORIC SHARE TRADE ANALYSIS             US$1.08  - US$1.90

================================================================================

[CLSA LOGO]    VALUATION OF THE KING POWER GROUP               [KING POWER LOGO]

================================================================================


         - Combining all three valuation methodologies results in the following overall equity valuation range per Share for King Power:

                                US$1.08 - US$2.99

         - The upper end of the range, being US$2.99 per Share, can be eliminated on the grounds that the benchmarked comparables have distorted the range, and therefore this upper valuation is an unreliable indication of the King Power Group equity value

         - The lower end of the range, being US$1.08 per Share, can be eliminated on the grounds that King Power Shares have not traded at this level since the preceding six months, and the overall average twelve-month Share trading price (US$1.22) is above this equity value

================================================================================

[CLSA LOGO]    VALUATION OF THE KING POWER GROUP               [KING POWER LOGO]

================================================================================


         We therefore would recommend that the DCF technique of valuing the King Power Group would provide a more meaningful valuation, for the following reasons:

         - it recognises the time value of money as after tax free cash flows are discounted to present value

         - it recognises the impact of risk, growth and inflationary pressure

         - the models are built on assumptions of future capacity


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[CLSA LOGO]    VALUATION OF THE KING POWER GROUP               [KING POWER LOGO]

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         Having regard to the Attributable Equity Valuation Range per Share of
         US$1.335 to US$1.602, as derived by the DCF technique, we believe a fair value of the business of King Power can be further reduced to the median and mean of this range:

                   US$1.4685 per Share to US$1.4903 per Share

         This attributable equity valuation range represents a premium:

         - to the last transacted share price of King Power, before the Latest Practicable Date, between 8.78% and 10.39%

         - to the average share traded price over the last six-months of King Power, before the Latest Practicable Date, between 2.69% and 4.22%

         - to the average share traded price over the last twelve-months of King Power, Latest Practicable Date, between 20.37% and 22.16%


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